Amendment to Master Custody Agreement

Effective February 27, 1998, The Bank of New York and each of the Investment Companies listed in the Attachment appended to this Amendment, for themselves and each series listed in the Attachment, hereby amend the Master Custody Agreement dated as of February 16, 1996 by:

1.      Replacing Exhibit A with the attached; and

2.      Only with respect to the Investment Companies and series thereof listed in the Attachment, deleting paragraphs (a) and (b) of  Subsection 3.5 and replacing them with the following:

(a)  Promptly after each purchase of Securities by the Fund, the Fund shall deliver to the Custodian Proper Instructions specifying with respect to each such purchase: (a) the Series to which such Securities are to be specifically allocated; (b) the name of the issuer and the title of the Securities; (c) the number of shares or the principal amount purchased and accrued interest, if any; (d) the date of purchase and settlement; (e) the purchase price per unit; (f) the total amount payable upon such purchase; (g) the name of the person from whom or the broker through whom the purchase was made, and the name of the clearing broker, if any; and (h) the name of the broker to whom payment is to be made.  The Custodian shall, upon receipt of Securities purchased by or for the Fund, pay to the broker specified in the Proper Instructions out of the money held for the account of such Series the total amount payable upon such purchase, provided that the same conforms to the total amount payable as set forth in such Proper Instructions.

(b)  Promptly after each sale of Securities by the Fund, the Fund shall deliver to the Custodian Proper Instructions specifying with respect to each such sale: (a) the Series to which such Securities were specifically allocated; (b) the name of the issuer and the title of the Security; (c) the number of shares or the principal amount sold, and accrued interest, if any; (d) the date of sale; (e) the sale price per unit; (f) the total amount payable to the Fund upon such sale; (g) the name of the broker through whom or the person to whom the sale was made, and the name of the clearing broker, if any; and (h) the name of the broker to whom the Securities are to be delivered.  The Custodian shall deliver the Securities specifically allocated to such Series to the broker specified in the Proper Instructions against payment of the total amount payable to the Fund upon such sale, provided that the same conforms to the total amount payable as set forth in such Proper Instructions.

Investment Companies                          The Bank of New York

By:  /s/ ELIZABETH N. COHERNOUR                      By:  /s/ STEPHEN E. GRUNSTON

Name:  Elizabeth N. Cohernour                                    Name:  Stephen E. Grunston

Title:     Authorized Officer                                            Title:    Vice President

Attachment

Investment Company                                        Series

Franklin Mutual Series Fund Inc.                       Mutual Shares Fund

                                                                        Mutual Qualified Fund

                                                                        Mutual Beacon Fund

                                                                        Mutual Financial Services Fund

                                                                        Mutual European Fund

                                                                        Mutual Discovery Fund

Franklin Valuemark Funds                                Mutual Discovery Securities Fund

            Mutual Shares Securities Fund

Templeton Variable Products Series Fund         Mutual Shares Investments Fund

            Mutual Discovery Investments Fund